EXHIBIT 10.1

CREDIT AGREEMENT

dated as of September 18, 2013

among

TIPTREE OPERATING COMPANY, LLC,

as Borrower,

VARIOUS LENDERS,

and

FORTRESS CREDIT CORP.,

as Administrative Agent, Collateral Agent and Lead Arranger

$50,000,000 Senior Secured Credit Facility

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4.6.	Binding Obligation	64
4.7.	Historical Financial Statements	64
4.8.	Projections	64
4.9.	No Material Adverse Change	64
4.10.	[Intentionally Reserved.]	64
4.11.	Adverse Proceedings, etc.	64
4.12.	Payment of Taxes	65
4.13.	Properties	65
4.14.	Environmental Matters	66
4.15.	No Defaults	66
4.16.	[Intentionally Reserved.]	66
4.17.	Governmental Regulation	66
4.18.	Margin Stock	66
4.19.	Employee Matters	67
4.20.	Employee Benefit Plans	67
4.21.	Certain Fees	67
4.22.	Solvency	67
4.23.	Compliance with Statutes, etc.	67
4.24.	Disclosure	68
4.25.	Patriot Act	68
4.26.	Foreign Assets Control Regulations and Anti-Money Laundering	68

SECTION 5. AFFIRMATIVE COVENANTS		69
5.1.	Financial Statements and Other Reports	69
5.2.	Existence	73
5.3.	Payment of Taxes and Claims	73
5.4.	Maintenance of Properties	73
5.5.	Insurance	73
5.6.	Inspections	74
5.7.	Lenders Meetings	74
5.8.	Compliance with Laws	74
5.9.	Environmental	75
5.10.	[Intentionally Reserved.]	76
5.11.	Additional Material Real Estate Assets	76
5.12.	[Intentionally Reserved.]	76
5.13.	Further Assurances	76
5.14.	Miscellaneous Business Covenants	77
5.15.	Post Closing Matters	77

SECTION 6. NEGATIVE COVENANTS		77
6.1.	Indebtedness	77
6.2.	Liens	78
6.3.	[Intentionally Reserved.]	80
6.4.	No Further Negative Pledges	80
6.5.	Restricted Junior Payments	80
6.6.	[Intentionally Reserved.]	81

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6.7.	Investments	81
6.8.	Financial Covenants	82
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	82
6.10.	Disposal of Subsidiary Interests	83
6.11.	Sales and Lease-Backs	83
6.12.	Transactions with Affiliates	84
6.13.	Conduct of Business	85
6.14.	[Intentionally Reserved.]	85
6.15.	Fiscal Year	85
6.16.	Deposit Accounts	85
6.17.	Amendments to Organizational Agreements	85
6.18.	Prepayments of Certain Indebtedness	85
6.19.	Limitation on Guaranties of Indebtedness by Subsidiaries	86

SECTION 7. [INTENTIONALLY RESERVED.]		86

SECTION 8. EVENTS OF DEFAULT		86
8.1.	Events of Default	86

SECTION 9. AGENTS		89
9.1.	Appointment of Agents	89
9.2.	Powers and Duties	89
9.3.	General Immunity	90
9.4.	Agents Entitled to Act as Lender	91
9.5.	Lenders’ Representations, Warranties and Acknowledgment	91
9.6.	Right to Indemnity	91
9.7.	Successor Administrative Agent and Collateral Agent	92
9.8.	Collateral Documents	93

SECTION 10. MISCELLANEOUS		94
10.1.	Notices	94
10.2.	Expenses	94
10.3.	Indemnity	94
10.4.	Set-Off	95
10.5.	Amendments and Waivers	96
10.6.	Successors and Assigns; Participations	98
10.7.	Independence of Covenants	101
10.8.	Survival of Representations, Warranties and Agreements	101
10.9.	No Waiver; Remedies Cumulative	101
10.10.	Marshalling; Payments Set Aside	101
10.11.	Severability	102
10.12.	Obligations Several; Actions in Concert	102
10.13.	Headings	102
10.14.	APPLICABLE LAW	102
10.15.	CONSENT TO JURISDICTION	102
10.16.	WAIVER OF JURY TRIAL	103

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10.17.	Confidentiality	103
10.18.	Usury Savings Clause	104
10.19.	Counterparts	105
10.20.	Effectiveness	105
10.21.	Patriot Act	105
10.22.	No Advisory or Fiduciary Relationship	105

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APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(A)	Operating Subsidiaries
	1.1(B)	Certain Excluded Assets
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	5.15	Certain Post Closing Matters
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A	Funding Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	[Intentionally Reserved.]
	E	Assignment Agreement
	F	U.S. Tax Compliance Certificate
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Pledge and Security Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 18, 2013, is entered into by and among TIPTREE OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”), the Lenders party hereto from time to time, and FORTRESS CREDIT CORP. (“Fortress”), as Administrative Agent (together with its successors and assigns in such capacity, “Administrative Agent”), Collateral Agent (together with its successors and assigns in such capacity, “Collateral Agent”) and Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a term loan credit facility to Borrower in an aggregate initial amount not to exceed $50,000,000, the proceeds of which will be used for the purposes specified in Section 2.5 hereof;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of certain of its direct Subsidiaries (to the extent permitted by law);

WHEREAS, Borrower believes that the consolidation of the Loans and other accommodations under this Agreement will enhance Borrower’s borrowing powers and facilitate the administration of its relationship with Agents and Lenders, all to Borrower’s advantage; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, Recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” means all “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

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“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments, directly or indirectly, by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided, that (i) any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Subsidiaries and (ii) Acquisition Consideration shall exclude usual and customary working capital adjustments (as determined in good faith by Borrower).

“Act” as defined in Section 4.25.

“Adjusted Economic Partnership Capital” means Economic Partnership Capital adjusted to exclude any Excluded Subsidiary.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including with respect to any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

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“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit Agreement, dated as of September 18, 2013, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternative Rate” means a rate of interest equal to the sum of (a) the per annum rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank N. A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate; provided, however, that Administrative Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Alternative Rate, plus (b) five and one-half percent (5.50%) per annum.

“Applicable Margin” means a percentage, per annum, equal to 6.50% per annum.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, exclusive license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Borrower’s business, assets or properties of any kind (including the disposition of any equity interests directly or indirectly held by the Borrower in another Person or Subsidiary), whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (excluding, without limitation, any sale, issuance or other disposition of Capital Stock of Borrower), other than:

(a) dispositions of inventory, equipment or other assets in the ordinary course of business (including pursuant to bulk sales);

(b) dispositions of used, worn-out, obsolete or surplus property and property no longer used or useful in the businesses of Borrower;

(c) dispositions of assets that are made subject to a Capital Lease or purchase money Indebtedness within 365 days after the acquisition, construction, lease or improvement of the asset financed;

(d) dispositions of property that constitutes a casualty event;

(e) dispositions of cash or Cash Equivalents (or Investments that were cash or Cash Equivalents when made);

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(g) dispositions or discounts by Borrower or any of its Subsidiaries of receivables or notes receivable arising in the ordinary course of business;

(h) leases, subleases, licenses or sublicenses of real property or personal property (other than intellectual property) in the ordinary course of business;

(i) dispositions of other assets for aggregate consideration not to exceed (i) $250,000 in the case of any single transaction or series of related transactions or as the Administrative Agent may otherwise agree or (ii) $1,000,000 in the aggregate during any Fiscal Year or as the Administrative Agent may otherwise agree; and

(j) dispositions of Excluded Assets (other than Excluded Assets consisting of the equity interests of any Subsidiary).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board of directors, president, chief executive officer, chief financial officer, chief operating officer, chief compliance officer, chief legal officer, vice president, treasurer, secretary, assistant treasurer, assistant secretary, controller, and any other executive officer of such Person.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBO Rate, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

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“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that at the time of acquisition thereof, (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities.

“Cash Flow for Debt Service Coverage” means for any period, an amount determined for TFI and Borrower and its Subsidiaries on a consolidated basis equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent deducted from Consolidated Net Income for such period, the sum (without duplication) of (i) Consolidated Interest Expense with respect to such period (including (x) net losses or any obligations under any Interest Rate Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), plus (ii) Consolidated Tax Expense with respect to such period, plus (iii) Consolidated Depreciation Expense with respect to such period (including, for the avoidance of doubt, depreciation on real estate and fixed assets of Care Investment Trust LLC), plus (iv) Consolidated Amortization Expense with respect to such period (including, for the avoidance of doubt, amortization on real estate and fixed assets of Care Investment Trust LLC, the amortization of deferred financing fees or costs, capital expenditures and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, and any amortization of intangibles, including, without limitation, goodwill), plus (v)

Tiptree Credit Agreement

amortization or write-down of non-recurring, non-cash debt discount and debt issuance costs, discounts and other similar fees and charges associated with Indebtedness for such period, plus (vi) any other non-Cash items reducing Consolidated Net Income, excluding any such non-Cash items that constitute an accrual of or a reserve for cash charges for any future period, plus (vii) reasonable costs, fees and expenses in connection with the transactions contemplated by the Contribution Agreement and incurred up to 30 days after the Closing Date in an aggregate amount not to exceed $100,000, plus (viii) reasonable costs, fees and expenses in connection with the transactions contemplated by the Credit Documents prior to the Closing Date or in an aggregate amount not to exceed $50,000 incurred after the Closing Date, plus (ix) out-of-pocket costs, fees and expenses in connection with any Permitted Acquisition, other permitted Investments, permitted Asset Sales outside of the ordinary course of business, issuance of Capital Stock, incurrence or amendment or other modification of any Indebtedness and non-speculative hedging transactions, in each case whether or not consummated, plus (x) any other expenses or loss from extraordinary, unusual or non-recurring items and any other non-recurring loss not to exceed 5.0% of Cash Flow for Debt Service Coverage (or such greater amount as approved by Administrative Agent) for the twelve month period most recently ended for which financial statements are available, plus (xi) consultant, advisor and director fees and expenses accrued or paid during the period to the extent permitted to be paid under the Credit Documents in an aggregate amount not to exceed $750,000 in any Fiscal Year, plus (xii) purchase accounting adjustments, plus (xiii) any contingent or deferred payments (including, without limitation, severance, retention, earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) in connection with any Permitted Acquisition and paid or accrued during such period, plus (xiv) payments received by Borrower or any of its Consolidated Subsidiaries from business interruption insurance, to the extent not otherwise included in Consolidated Net Income, plus (xv) losses, costs or expenses to the extent covered by insurance and actually reimbursed or with respect to which Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and is not subject to dispute, but only to the extent that such amount is in fact reimbursed within 180 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 180 days); provided that, for the avoidance of doubt, amounts actually received in respect of such insurance shall not be included or added back in calculating Cash Flow for Debt Service Coverage nor shall any projected future losses be added back in calculating Cash Flow for Debt Service Coverage as a result of any such event (except to the extent such projected future losses exceed amounts reimbursable), plus (xvi) other non-Cash charges and non-Cash losses for such period, excluding any such non-Cash charges that constitute an accrual of or a reserve for cash charges for any future period, plus (xvii) extraordinary or non-recurring costs and expenses incurred in connection with facility consolidations, integration, closing and related costs for such period in connection with Permitted Acquisitions (including, without limitation, relocation, integration and facility opening and closings, signing, retention or completion bonuses, transactions and restructuring charges or reserves) not to exceed 5.0% of Cash Flow for Debt Service Coverage (or such greater amount as approved by Administrative Agent) for the twelve month period most recently ended for which financial statements are available, plus (xviii) charges, costs and expenses associated with the relocation or closure of facilities and costs associated with the transfer or relocation of employees in connection with a Permitted

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Acquisition not to exceed 5.0% of Cash Flow for Debt Service Coverage (or such greater amount as approved by Administrative Agent) for the twelve month period most recently ended for which financial statements are available, plus (xix) the amount of ordinary course dividends or other distributions actually received in Cash during such period from Excluded Subsidiaries, minus

(ii) the sum, without duplication of, (a) to the extent added back in determining such Consolidated Net Income for such period the sum, without duplication, of the amounts for such period of (i) any non-Cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business or any reversal of an accrual or reserve for a potential cash item that reduced Cash Flow for Debt Service Coverage in any prior period), plus (ii) any extraordinary, unusual or non-recurring income or gains for such period, plus (b) 41% of Taxable Income for such period.

Notwithstanding the foregoing, Cash Flow for Debt Service Coverage shall be determined, with respect to any relevant period, after giving pro forma effect to each Permitted Acquisition or Asset Sale consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness in connection therewith), as if such Permitted Acquisition, Asset Sale and related transactions had been consummated on the first day of such period, and such calculations shall be calculated containing (i) adjustments consistent with Regulation S-X under the Securities Act of 1933 that may include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges; provided that (A) a duly completed certificate signed by the Chief Financial Officer of Borrower shall be delivered to Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.1(d), certifying that (x) such cost savings (which calculation shall have been certified in an officer’s certificate delivered to Administrative Agent for Administrative Agent’s review as promptly as practicable after such calculation has been made) are reasonably identifiable and factually supportable in the good faith judgment of Borrower and (y) such actions are to be taken within, and such cost savings are expected to be realized within twelve months after the consummation of such Permitted Acquisition or Asset Sale, (B) projected amounts (and not yet realized) may no longer be included in such calculation to the extent occurring more than twelve full fiscal months after the specified action taken in order to realize such projected cost savings, and (C) such cost savings shall not exceed 5.0% of Cash Flow for Debt Service Coverage (or such greater amount as approved by Administrative Agent) for the twelve month period most recently ended for which financial statements are available and (ii) such other adjustments related to projected or anticipated cost-savings or synergies related to such Permitted Acquisition permitted by Section 6.7 (or otherwise agreed to by Requisite Lenders) to the extent reasonably acceptable to Administrative Agent.

Notwithstanding the foregoing, Cash Flow for Debt Service Coverage shall be determined, with respect to any amounts attributable to Excess CLO Partnership Capital, by giving such amounts 50% credit of the amount otherwise calculated in Cash Flow for Debt Service Coverage.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

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“CFC” means (i) a “controlled foreign corporation” (as that term is defined in Section 957 of the Internal Revenue Code) or (ii) a Domestic Subsidiary substantially all of the assets of which constitute the Capital Stock of one or more “CFCs” as described in clause (i).

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Permitted Holders shall have acquired beneficial ownership of 50.1% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of TFI; or (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of TFI cease to be occupied by Persons who either (a) were members of the board of directors of TFI on the Closing Date, or (b) were either (x) nominated for election by the board of directors of TFI, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“CLO” means any collateralized debt obligation fund.

“Closing Date” means the date on which the initial Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” as defined in the Pledge and Security Agreement. Notwithstanding anything herein to the contrary, at no time shall (i) more than 65% of the total outstanding voting Capital Stock of a CFC, and (ii) an asset of a CFC, in each case, serve as Collateral for any obligation hereunder.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Landlord Personal Property Collateral Access Agreements, if any, each Deposit Account Control Agreement, each Securities Account Control Agreement, if any, and all other instruments, documents and agreements delivered by Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of Borrower and its Subsidiaries.

“Commitment” means any Term Loan Commitment or Incremental Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

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“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” means, for any Person for any period, the amortization expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any Consolidated Amortization Expense attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

“Consolidated Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures of such Person and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of each such Person and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) the purchase price or other Acquisition Consideration paid in connection with a Permitted Acquisition and (ii) any such expenditures attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements (excluding any Consolidated Cash Interest Expense attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

“Consolidated Current Assets” means, for any Person as at any date of determination, the total assets of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents (excluding any Consolidated Current Assets attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

“Consolidated Current Liabilities” means, for any Person as at any date of determination, the total liabilities of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt (excluding any Consolidated Current Liabilities attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

“Consolidated Depreciation Expense” means, for any Person for any period, the depreciation expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any Consolidated Depreciation Expense attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

Tiptree Credit Agreement

“Consolidated Interest Expense” means, for any Person for any period, total interest expense (including that portion attributable means, for any Person for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest, amortization of deferred financing fees and amortization in relation to terminated hedge agreements) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10 payable on or before the Closing Date (excluding any Consolidated Interest Expense attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

“Consolidated Net Income” means, for any Person for any period, (i) the net income of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Non-Wholly Owned Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in Cash to such Person during such period, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, plus (c) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses. Notwithstanding the foregoing, “Consolidated Net Income” of TFI and Borrower and its Subsidiaries shall be calculated to exclude that portion of net income (or loss) of TFI and Borrower and its Subsidiaries for such period that is recognized solely as a result of the consolidation of any Variable Interest Entity or any Excluded Subsidiary with TFI in conformity with GAAP (it being understood and agreed that the portion of net income (or loss) of TFI and its Subsidiaries that would be recognized if such Variable Interest Entity or Excluded Subsidiary shall not have been consolidated with the TFI in conformity with GAAP shall constitute Consolidated Net Income).

“Consolidated Tax Expense” means, for any Person for any period, the tax expense (including, without duplication, taxes based on income, profits or capital, including, without limitation, federal, state and local income, franchise and similar taxes and foreign withholding taxes of such Person and its Subsidiaries and Permitted Tax Distributions permitted under Section 6.5(e)) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (excluding any Consolidated Tax Expense attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

“Consolidated Total Debt” means, as at any date of determination for any Person, the aggregate amount of all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP (excluding any Consolidated Total Debt attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).

Tiptree Credit Agreement

“Consolidated Working Capital” means, as at any date of determination on a consolidated basis, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, lease, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Agreement” means the Contribution Agreement, dated as of December 31, 2012, among Care Investment Trust Inc., a Maryland corporation, Borrower and TFP.

“Controlled Account” means a Deposit Account or Securities Account of Borrower which is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as the case may be, in favor of Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter and all other documents, instruments or agreements executed and delivered by Borrower for the benefit of any Agent or any Lender in connection herewith, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Credit Extension” means the making of a Loan.

“Debt Service” means for any period, an amount equal to the sum of (a) total interest expense of Borrower with respect to the Term Loan with respect to such period and (b) total amount of payments required to be made pursuant to Section 2.11 of this Agreement with respect to such period (subject to reduction in accordance with the last sentence thereof).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

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“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c), and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) the date on which Administrative Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Control Agreement” means any deposit account control agreement delivered pursuant to Section 4.4.4(c) of the Pledge and Security Agreement, duly executed by the parties named therein and in form and substance reasonably satisfactory to Administrative Agent.

“Designated Non-Cash Consideration” as defined in Section 6.9(c).

“Distributable Earnings” means, for any period, an amount (if positive) determined for TFI and Borrower and its Subsidiaries on a consolidated basis (excluding in each case (x) Excluded Subsidiaries, (y) Variable Interest Entities and (z) Non-Wholly Owned Subsidiaries), equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) interest income, plus (c) an amount equal to the amount of all non-Cash charges (including Consolidated Depreciation Expense and Consolidated Amortization Expense with respect to such period) to the extent deducted in calculating such Consolidated Net Income, plus (d) other non-ordinary course Cash income (excluding any gains or losses attributable to Asset Sales), plus (e) the Consolidated Working Capital Adjustment, plus (f) the amount of ordinary course dividends or other distributions actually received in Cash during such period from Excluded Subsidiaries, minus (ii) the sum, without duplication, of the

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amounts for such period of (a) scheduled repayments of Consolidated Total Debt (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of repayments of Term Loans pursuant to Section 2.11) made during such period, plus (b) voluntary prepayments of Term Loans and other Consolidated Total Debt made during such period, plus (c) Consolidated Capital Expenditures (net of any (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) proceeds of related financings with respect to such expenditures), plus (d) provisions for current taxes based on income of such Subsidiaries with respect to such period, to the extent they exceed Consolidated Tax Expense for such period, plus (e) Cash payments by Borrower and its Subsidiaries during such period in respect of long-term liabilities of Borrower and its Subsidiaries other than Indebtedness, plus (f) the amount of Cash Investments made pursuant to Sections 6.7(f) or (m) during such period, plus (g) the amount of dividends or other distributions actually received in Cash during such period from Non-Wholly Owned Subsidiaries to the extent not included in determining Consolidated Net Income, plus (h) Cash expenditures in respect of Interest Rate Agreements and other hedge agreements during such fiscal period to the extent not deducted in arriving at such Consolidated Net Income, plus (i) the aggregate amount of Permitted Tax Distributions permitted under Section 6.5(e) and paid in Cash for and during such period, plus (j) the aggregate amount of Restricted Junior Payments permitted under Section 6.5 (c) and paid in Cash during such period, plus (k) other non-ordinary course Cash expenses not to exceed $500,000 in any Fiscal Year.

“Distributable Earnings Payment Trigger Event” as defined in Section 2.13(e).

“Dodd-Frank Act” as defined in Section 2.17(b).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Economic Partnership Capital” means Partnership Capital in accordance with GAAP as adjusted using the same methodology used for reporting purposes for TFI which includes adjustments for Adjusted Funds for Operations for any REIT subsidiaries and the consolidation of Variable Interest Entities or similar special purpose vehicle. Notwithstanding the foregoing, for purposes of calculating Economic Partnership Capital, the Partnership Capital attributable to CLOs in excess of $75,000,000 (such excess, the “Excess CLO Partnership Capital”) shall be given 50% credit.

“Eligible Assignee” means (i) (a) any Lender or any Affiliate or Fund Affiliate of any Lender, and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act), that extends credit or buys loans as one of its businesses and that has total assets in excess of $100,000,000, and (ii) any other Person (other than a natural Person) approved by Administrative Agent that has total assets in excess of $100,000,000; provided, (x) neither (A) Borrower nor any Affiliate of Borrower nor (B) TFP or TFI nor any Affiliate of TFP or TFI shall, in any event, be

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an Eligible Assignee and (y) no Person owning or controlling any trade debt or Indebtedness of Borrower other than the Obligations or any Capital Stock of Borrower (in each case, unless approved by the Administrative Agent) shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance

Tiptree Credit Agreement

with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess CLO Partnership Capital” has the meaning provided in the definition of “Economic Partnership Capital”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means individually or collectively as the context requires, (i) any account used solely for payroll, payroll taxes or other employee wage and benefit

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payments (including, without limitation, any account used solely to segregate 401(k) contributions or contributions to an employee stock purchase plan or to fund other employee health and benefit plans), (ii) any petty cash deposit account for which a control agreement has not otherwise been obtained, so long as, with respect to this clause (ii), the aggregate amount on deposit in each such petty cash account does not exceed $50,000 at any one time and the aggregate amount on deposit in all such petty cash accounts does not exceed $250,000 at any one time as of or after the Closing Date (or such greater amounts, if any, approved by Administrative Agent from time to time in its reasonable discretion), and (iii) any account used solely to hold funds required by any Contractual Obligation to be held in trust or in escrow.

“Excluded Assets” means (i) any fee owned or leasehold real property (in each case, other than any fee owned Material Real Estate Asset), (ii) licenses, state or local franchises, charters and authorizations and any other assets to the extent that granting a security interest therein is prohibited by applicable law (including, without limitation, any rule or regulation of any Governmental Authority) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective or unenforceable under the UCC or other applicable law notwithstanding such prohibition (it being understood that this clause (ii) is not intended to exclude any account receivable owing by a Governmental Authority arising from the sale of inventory), (iii) any particular asset or right under contract or any property subject to a Lien permitted under this Agreement, to the extent that the pledge thereof or the granting of a security interest therein (A) is prohibited by applicable law other than to the extent such prohibition is rendered ineffective or unenforceable under the UCC or other applicable law notwithstanding such prohibition, or (B) would violate the terms of any written agreement, license or lease executed in the ordinary course of business or in accordance with the terms and conditions of the Credit Documents with respect to such asset or would give the other parties thereto (other than TFI or any of its Subsidiaries) the right to terminate, accelerate or otherwise alter the rights or obligations of Borrower or any of its Subsidiaries under such written agreement, license or lease with respect to such asset (in each case, after giving effect to the relevant provisions of the UCC or other applicable laws), (iv) Excluded Accounts, (v) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (vi) particular assets if and for so long as, in the reasonable judgment of Collateral Agent in consultation with Borrower and confirmed by Collateral Agent in writing, the cost of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by Collateral Agent therefrom, (vii) certain assets set forth on Schedule 1.1(B) as of the Closing Date and (viii) (A) more than 65% of the total outstanding voting Capital Stock of a CFC and (B) any asset of a CFC. Notwithstanding anything to the contrary, Excluded Assets shall not include (A) any Cash proceeds of any Excluded Assets referred to above (except to the extent such Cash proceeds are deposited in an Excluded Account in accordance with the terms and conditions of such definition), or (B) any non-Cash proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such non-Cash proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (viii)). It is

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understood and agreed that Borrower shall not be required (a) to take additional action to perfect any security interest of Collateral Agent in motor vehicles and other assets subject to certificates of title, or (b) to transfer any letter of credit or take additional action to perfect Collateral Agent’s security interest in any letter of credit rights in each case except to the extent that an Event of Default has occurred and is continuing.

“Excluded Subsidiary” means any Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of income is not at the time permitted by operation of the terms of its Organizational Documents (provided that such restriction is not included in such Organizational Documents for the purposes of making such Subsidiary an Excluded Subsidiary hereunder) or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; for all purposes under this Agreement, the financial results of such Subsidiary will be excluded from consolidated financial statements of TFI and its Subsidiaries (it being understood that the financial statements referred to in Sections 4.7 and 5.1 will include the results of such Subsidiary).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the Administrative Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.19(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Executive Officer” means, as applied to any Person, the chief executive officer, chief financial officer or chief legal officer of such Person.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means the letter agreement dated as of the Closing Date between Borrower and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of TFI (or, to the extent no Person holds such position at such time, the chief executive officer or controller of TFI) that such financial statements fairly present, in all material respects, the financial condition of TFI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien created or purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Month” means each fiscal month of any Fiscal Year.

“Fiscal Quarter” means each fiscal quarter of any Fiscal Year ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of TFI and its Subsidiaries ending on December 31.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Cash Flow for Debt Service Coverage for such Fiscal Quarter, to (b) Debt Service for such Fiscal Quarter, (ii) the second Fiscal Quarter ending after the Closing Date of (a) Cash Flow for Debt Service Coverage for the two Fiscal Quarter period ending on such date, to (b) Debt Service for such two Fiscal Quarter period,

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(iii) the third Fiscal Quarter period ending after the Closing Date of (a) Cash Flow for Debt Service Coverage for the three Fiscal Quarter period ending on such date, to (b) Debt Service for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) Cash Flow for Debt Service Coverage for the four Fiscal Quarter period then ending, to (b) Debt Service for such four Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fortress” as defined in the preamble hereto.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fund Affiliate” means, with respect to any Lender that is a Fund, any other Fund that invests in commercial loans or similar extensions of credit and is advised or managed by such Lender or an Affiliate of such Lender or by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Funding Default” as defined in Section 2.21.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof; provided that capital leases and operating leases shall be subject to generally accepted accounting principles in effect in the United States on the date hereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with any municipality, any state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

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“Guarantor” means each Subsidiary of Borrower that joins hereto as a Guarantor as required pursuant to Section 6.19.

“Guaranty” means a guaranty of each Guarantor of the Obligations of Borrower hereunder in form and substance acceptable to the Administrative Agent.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of TFP and its Subsidiaries, for the Fiscal Years ended December 31, 2012 and December 31, 2011, consisting of consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in capital and cash flows, (ii) the audited financial statements of TFI and its Subsidiaries, for the Fiscal Year ended December 31, 2012 and December 31, 2011, consisting of balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows for such Fiscal Year, (iii) the interim unaudited financial statements for TFP and its Subsidiaries for the three months ended June 30, 2013, consisting of consolidated balance sheets as of June 30, 2013, and the related consolidated statements of operations, comprehensive income, changes in capital and cash flows, (iv) the interim unaudited financial statements for TFI and its Subsidiaries for the three months ended June 30, 2013, consisting of consolidated balance sheets as of June 30, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows, and (v) the unaudited pro forma combined financial statements for TFP and its Subsidiaries (after giving effect to the transactions contemplated by the Contribution Agreement) for the Fiscal Year ended 2012, for the three months ended March 31, 2013, consisting of the combined balance sheets as of each such date and the related statements of operations.

“Increase Effective Date” as defined in Section 2.23(a).

“Increase Joinder” as defined in Section 2.23(c).

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“Increased-Cost Lenders” as defined in Section 2.22.

“Incremental Term Loan” as defined in Section 2.23(c).

“Incremental Term Loan Commitment” as defined in Section 2.23(a).

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any such obligations incurred under ERISA, (ii) accrued liabilities, accounts payable and other current liabilities incurred in the ordinary course of business, and (iii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, provided that if recourse for such Indebtedness is limited to such property or asset, the amount of Indebtedness arising under this clause (v) shall be limited to the lesser of (a) the outstanding principal amount thereof and (b) the fair market value of the property or asset subject to such Lien; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another described in clauses (i) through (vi); (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof described in clauses (i) through (vi) will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another described in clauses (i) through (vi) through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; provided that (1) the amount of any Indebtedness in respect of a guaranty shall be the lesser of the aggregate amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of such guaranty, (2) the principal amount of the Indebtedness under any derivative transaction at any time shall be equal to the maximum amount payable as a result of the termination of such derivative transaction at such time, and (3) (A) deferred compensation or prepaid revenue arrangements in the ordinary

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course of business, (B) non-compete or consulting obligations incurred in connection with Permitted Acquisitions, (C) deemed Indebtedness pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 480 (Distinguishing Liabilities from Equity), and (D) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller shall not be deemed to be “Indebtedness” under this Agreement.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees (provided, however, that Borrower will not be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnitees (taken as a whole) (and, solely in the case of a conflict of interest, one additional firm for the affected Indemnitees) in respect of a single Indemnified Liability) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Agent Party” as defined in Section 9.6.

“Initial Term Loan” means an Initial Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund Initial Term Loans and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Term Loan

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Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $50,000,000.

“Installment” as defined in Section 2.11.

“Installment Date” as defined in Section 2.11.

“Interest Payment Date” means with respect to any Loan (a) the last day of each Fiscal Month, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan.

“Interest Period” means, in connection to any Loan, (i) in the case of the initial such Interest Period, the period commencing on the date such Loan is made (including, as applicable, the Closing Date) and ending on the last day of the first calendar month ending thereafter and (ii) in the case of any subsequent Interest Period, the period commencing on the last day of the immediately preceding Interest Period with respect to such Loan and ending on the last Business Day of the first calendar month thereafter.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations, (ii) noticed to Administrative Agent, and (iii) not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Internally Generated Cash” means funds not constituting Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Borrower or any of its Subsidiaries from any Person of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any Returns with respect thereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

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“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement in form and substance reasonably satisfactory to Collateral Agent.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of Borrower as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the time of entering into an Interest Rate Agreement but subsequently, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Leverage Ratio” means, for any period, the percentage obtained by dividing (i) the aggregate principal amount of the Term Loan outstanding as of the last day of such period by (ii) the sum of (a) the aggregate principal amount of the Term Loan outstanding as of the last day of such period plus (b) Borrower’s Adjusted Economic Partnership Capital, in each case as shown on Borrower’s unconsolidated financial statements most recently delivered pursuant to Section 5.1, expressed as a percentage.

“LIBO Rate” means, for any Interest Period with respect to any Term Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate published by Bloomberg (or, if such rate is not available, as published by Reuters) as one-month LIBOR on the date which is two (2) Business Days prior to the first day of such Interest Period or, if such rate shall not be so quoted, the rate per annum at which (as determined by the Administrative Agent) Wells Fargo Bank, National Association is offered Dollar deposits at or about 11:00 A.M., London time, on such date by prime banks in the interbank eurodollar market for delivery on such day for a period of one month and in an amount comparable to the amount of such Term Loan. In the event that such rate does not appear or is not quoted as provided above, the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying one-month LIBOR as selected by the Administrative Agent in its reasonable discretion. Notwithstanding anything to the foregoing contained herein, in no event shall the LIBO Rate be less than one and one-quarter percent (1.25%) per annum.

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“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means, individually or collectively as the context requires, a Term Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, assets or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) the ability of Borrower to fully and timely pay its Obligations; (iii) the legality, validity, binding effect, or enforceability against Borrower of a Credit Document to which it is a party or (iv) the rights, remedies and benefits of the Lenders (taken as a whole) under any Credit Document.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset of Borrower having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof, (b) any location of Borrower at which original books and records of Borrower are stored or located, and (c) any other location of Borrower at which Collateral with a value of $1,000,000 or more is stored or located.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument in form and substance reasonably satisfactory to Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of TFI and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the corresponding period of the prior Fiscal Year.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale by Borrower, an amount equal to: (i) Cash or Cash Equivalents received by Borrower from such Asset Sale (including any Cash or Cash Equivalents received by way of monetization of Designated Non-Cash

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Consideration, but only as and when received), minus (ii) the sum of (a) any bona fide reasonable direct costs and expenses incurred in connection with such Asset Sale (including sales commissions, brokerage, consultant, advisor, legal, accounting and investment banking fees and other professional fees, costs and expenses, survey costs, title insurance premiums, related search and recording charges, sales, transfer or other similar taxes, deed or mortgage recording taxes); provided, that any such fees, costs and expenses payable to any Affiliate of Borrower may not exceed the amount of fees, cost and expenses that might reasonably be payable at the time to a Person who is not an Affiliate, (b) taxes on the Cash or Cash Equivalents payments received by Borrower from such Asset Sale, determined by applying the highest combined income Tax rate (including all applicable Federal, state and local income Tax rates) applicable to an individual living in New York City subject to the highest federal, state and local income taxes; provided, that such taxes on the Cash or Cash Equivalents payments received by Borrower from such Asset Sale shall not exceed the Permitted Tax Distributions permitted under Section 6.5(e) and payable in Cash with respect to the applicable Tax period in which such Cash or Cash Equivalents payments are included in income for income Tax purposes, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Capital Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash or Cash Equivalents received by Borrower (a) under any casualty insurance policy in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Borrower by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) the sum of (a) any actual and reasonable costs incurred by Borrower in connection with the adjustment or settlement of any claims of Borrower in respect thereof, (b) any bona fide direct costs incurred in connection with collecting such claim as referred to in clause (i)(a) of this definition or any taking of such assets as referred to in clause (i)(b) of this definition, including in each case consultant, advisor, legal, accounting and other professional fees, costs and expenses, sales, transfer or other similar taxes, taxes on the Cash or Cash Equivalents payments received by Borrower from such casualty event, eminent domain or other similar event, determined by applying the highest combined income Tax rate (including all applicable Federal, state and local income Tax rates) applicable to an individual living in New York City subject to the highest federal, state and local income taxes; provided, that such taxes on the Cash or Cash Equivalents payments received by Borrower from such casualty event, eminent domain or other similar event shall not exceed the Permitted Tax Distributions permitted under Section 6.5(e) and payable in Cash with respect to the applicable Tax period in which such Cash or Cash Equivalents payments are included in income for income Tax purposes; provided, further, that any such fees, costs and expenses payable to any Affiliate of Borrower may not exceed the amount of fees, cost and expenses that might reasonably be payable at the time to a Person who is not an Affiliate, and (c) payment of the outstanding principal amount of, premium or penalty,

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if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Capital Stock or assets in question and that is required to be repaid under the terms thereof as a result of any loss or taking.

“Net Leverage Ratio” means for any period, the percentage obtained by dividing (i) the aggregate principal amount of the Term Loan outstanding as of the last day of such period less the aggregate amount of Unrestricted Cash held by Borrower by (ii) the sum of (a) the aggregate principal amount of the Term Loan outstanding as of the last day of such period plus (b) Borrower’s Adjusted Economic Partnership Capital, in each case as shown on Borrower’s unconsolidated financial statements most recently delivered pursuant to Section 5.1, expressed as a percentage.

“Non-Participating Lender” as defined in 2.12(a)(iii).

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-US Lender” as defined in Section 2.19(f).

“Non-Wholly Owned Subsidiary” means any Subsidiary that is not a Wholly Owned Subsidiary.

“Note” means a Term Loan Note.

“Notice” means a Funding Notice.

“Obligations” means all obligations of every nature of Borrower from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to an Interest Rate Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into, but subsequently ceases to be a Lender or an Affiliate thereof) (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise.

“OFAC” as defined in Section 4.26.

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“Operating Subsidiary” means, as of the Closing Date, the entities set forth on Schedule 1.1(A) and any other direct or indirect Subsidiary of Borrower that (i) generates operating revenue from a discernible line of business separate from the business conducted by Borrower (on a stand alone basis) on the Closing Date, (ii) employs individuals unique to such Operating Subsidiary and not shared with any other Operating Subsidiary or with Borrower, (iii) holds itself out to customers and contractual counterparties as a business separate and distinct from any other Operating Subsidiary or Borrower (it being understood and agreed that references in marketing materials and similar promotional products to affiliation between such Operating Subsidiary and any other Operating Subsidiary or Borrower shall not be indicative of a failure to maintain such separation) and (iv) maintains its own bank accounts and corporate books and records separate and distinct from any other Operating Subsidiary or Borrower. As used elsewhere in this Agreement, the term “Operating Subsidiary” shall mean the collective reference to any individual Operating Subsidiary and its Subsidiaries.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant Register” as defined in Section 10.6(h).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

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“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of the Capital Stock of any Person causing such person to become a Subsidiary of such acquiring Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions are met:

(i) no Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a pro forma basis in accordance with the definition of “Cash Flow for Debt Service Coverage”, Borrower shall be in compliance with the financial covenants contained in Section 6.8 (provided, that if acquiring an Excluded Subsidiary, the Net Leverage Ratio shall not exceed 25.0%) as of the most recent Fiscal Quarter (assuming, for purposes of Section 6.8, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Fiscal Quarter for each of the financial covenants set forth in Section 6.8 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Fiscal Quarter) for which quarterly reports have been (or were required to be) delivered pursuant to Section 5.01(b);

(iii) all transactions in connection therewith shall be consummated in accordance with applicable law in all material respects;

(iv) on or prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance); and

(v) Borrower shall have provided the Administrative Agent with prior written notice of such transaction at least five (5) Business Days (or such shorter period as the Administrative Agent may agree) prior to the consummation thereof and with respect to any transaction involving Acquisition Consideration of more than $20,000,000, unless the Administrative Agent shall otherwise agree, to the extent Borrower shall have actually received such information in connection with such acquisition, concurrently provided the Administrative Agent with the following in connection with such written notice: (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period which are available, (B) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (C) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent.

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“Permitted Holders” means TFP, TFI, any Lender, Fund Affiliates and the Affiliates of each of the foregoing.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium and penalties thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders in all material respects (taken as a whole) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended indebtedness (taken as a whole) are not materially less favorable to Borrower or the Lenders than the terms and conditions with respect to the collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the collateral securing the Obligations and such collateral shall not include any assets or properties not included in the collateral of the Indebtedness being modified, refinanced, refunded, renewed or replaced, other than Replacement Assets), (f) the terms and conditions (excluding as to collateral, subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to Borrower than the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (g) if such Indebtedness being modified, refinanced, refunded, renewed or extended was unsecured, such modification, refinancing, refunding, renewal or extension shall also be unsecured and (h) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and is not guaranteed by any Person that does not guarantee the Indebtedness hereunder.

“Permitted Tax Distributions” means, so long as Borrower is treated as a partnership for U.S. federal income Tax purposes, distributions in an aggregate amount equal to (i) the aggregate income Taxes, determined by applying the highest combined income Tax rate (including all applicable Federal, state and local income Tax rates, and taking into account the

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deductibility (including applicable limitations on deductibility) of state and local income Taxes for federal income Tax purposes) applicable to an individual living in New York City subject to the highest federal, state and local income taxes in respect of the taxable income of Borrower (and its Subsidiaries) on a quarterly basis as any such income Taxes would be required to be paid for any taxable period (and, without duplication, after the end of such taxable year after a final determination of the amount of income Taxes for such year determined pursuant to this clause (i) based on the same assumptions above), plus (ii) the sum of all amounts that Borrower was permitted to distribute in prior tax periods pursuant to clause (i) of this definition that were not in fact distributed in any prior tax period as a result of applicable law prohibiting or restricting such distribution.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower substantially in the form of Exhibit H, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Premium” shall mean, in connection with (a) any Repricing Transaction or (b) any mandatory prepayment of Term Loans pursuant to Section 2.13(d), a premium (expressed as a percentage of the principal amount of such Loans to be prepaid or Commitments terminated) equal to the amount set forth below:

(i) on or before the first anniversary of the Closing Date, three percent (3.00%);

(ii) after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, two percent (2.00%); and

(iii) thereafter, zero percent (0.00%).

“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 1345 Avenue of the Americas, 46th Floor, New York, New York 10105 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Borrower and each Lender).

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“Projections” as defined in Section 4.8.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by Borrower in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recourse Indebtedness” means any Indebtedness which is not Nonrecourse Indebtedness. If any Indebtedness is partially Nonrecourse Indebtedness and partially Recourse Indebtedness, only the portion that is Recourse Indebtedness shall be included as Recourse Indebtedness for purposes hereof.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Assets” means, with respect to any properties or assets subject to a Lien, any replacements, substitutions, attachments and accessions of or to such properties or assets subject to such Lien under the terms of the documentation creating such Lien at the time such properties or assets are acquired (or, with respect to the acquisition of a Person that owns such assets, the time such Person becomes a Subsidiary) and proceeds and products of the properties or assets subject to such Lien.

“Replacement Lender” as defined in Section 2.22.

“Repricing Transaction” shall mean a repricing or refinancing by Borrower of the Term Loans on or prior to the second anniversary of the Closing Date (a) with the proceeds of any senior secured bank loan or other debt financing (including, without limitation, any new or additional Term Loans under this Agreement) or (b) in connection with any amendment to this

Tiptree Credit Agreement

Agreement, in each case under clause (a) and (b), that results in an interest rate margin or weighted average yield (after giving effect to, among other factors, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof (with such fees and original issue discount being equated to interest rate margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) on the Term Loans as so repriced or refinanced that is less than the Applicable Margin for, or weighted average yield (to be determined on the same basis) of, the Term Loans immediately prior to such repricing or refinancing; provided that the term “Repricing Transaction” shall not include any refinancing of all (but not less than all) of the Term Loans in connection with a transaction constituting a Change in Control.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than fifty percent (50%) of the aggregate Term Loan Exposure of all Lenders. The Term Loan Exposure of any Defaulting Lenders shall be disregarded in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder at any time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower now or hereafter outstanding; and (iv) any management, advisory or similar fees payable by Borrower or any of its Subsidiaries to TFP or any of its Affiliates (other than Borrower and its Subsidiaries). Notwithstanding the foregoing, any payments made in connection with Borrower’s redemption of units for Cash or Capital Stock of Borrower in accordance with the terms of Borrower’s Organizational Documents as in effect on the date hereof shall be excluded from this definition.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SDN List” as defined in Section 4.26.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

Tiptree Credit Agreement

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning given to such term by Section 8-501 of the UCC.

“Securities Account Control Agreement” means any securities account control agreement delivered pursuant to Section 4.4.4(c) of the Pledge and Security Agreement, duly executed by the parties named therein and in form and substance reasonably satisfactory to Administrative Agent.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to Person, that as of the date of determination, both (i)(a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Financial Accounting Standards Board Accounting Standards Codification Topic 450 (Contingencies)).

“Specified Investment” means any investment by Borrower or any Subsidiary to the extent financed with net cash proceeds received from the issuance of Capital Stock by, or capital contributions made to, TFI after the Closing Date, provided that (i) Administrative Agent receives written notice describing such Investment concurrently with or promptly following the issuance of such Capital Stock or the making of such capital contributions and (ii) such Investment is made within 90 days of receipt by TFI of such net cash proceeds.

Tiptree Credit Agreement

“Subordinated Indebtedness” means any Indebtedness of Borrower acceptable to Administrative Agent (in its sole discretion) that is expressly subordinated to the Obligations as to right and time of payment pursuant to a subordination agreement in form and substance reasonably satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” as defined in Section 4.12.

“Taxable Income” means for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) the current portion of current and deferred taxes based on income of Borrower and its Subsidiaries and payable in Cash with respect to such period and plus (c) Consolidated Amortization Expense of TAMCO Manager, Inc. and its Subsidiaries for such period, minus

(ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income attributable to Philadelphia Financial Group, Inc., plus (b) Consolidated Net Income attributable to any tax-exempt Subsidiary of Borrower or any tax-exempt Investment of Borrower and its Subsidiaries, plus (c) income from previously charged and unrealized Consolidated Depreciation Expense and Consolidated Amortization Expense recognized in such period.

“Term Loan” means an Initial Term Loan and an Incremental Term Loan and “Term Loans” means the Initial Term Loans and the Incremental Term Loans, collectively.

Tiptree Credit Agreement

“Term Loan Commitment” means an Initial Term Loan Commitment and an Incremental Term Loan Commitment, and “Term Loan Commitments” means the Initial Term Loan Commitment and any Incremental Term Loan Commitments, collectively.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Term Loans of such Lender and (ii) the unused Term Loan Commitment of such Lender.

“Term Loan Maturity Date” means the earlier of (i) September 18, 2018, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.22.

“TFI” means Tiptree Financial Inc., a Delaware corporation.

“TFP” means Tiptree Financial Partners, L.P., a Delaware limited partnership.

“Transaction Costs” means the fees, costs and expenses payable by Borrower on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means, with respect to any Person(s) as of any date of determination (i) Cash or Cash Equivalents on hand of such Person(s), minus, (ii) the sum of any amounts held by the issuer of a bond or letter of credit to cash collateralize the obligations of Borrower with respect to such bond or letter of credit and (d) any other Cash or Cash Equivalents of such Person(s) that have been pledged to a third party (other than pursuant to the Credit Documents).

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2.19(c), the substantial form of which is attached as Exhibit F.

“Variable Interest Entities” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity the accounts of which would be required to be consolidated with those of Borrower in Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP solely because of the application of ASC 810.

“Wholly Owned Subsidiary” means a Subsidiary of Borrower, all of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by Borrower.

Tiptree Credit Agreement

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP, and financial statements and other information required to be delivered by Borrower to Administrative Agent and Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Credit Document, and either Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and Borrower will negotiate in good faith to amend such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders, which approval shall not be unreasonably withheld, delayed or conditioned); provided, that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 5 and Section 6 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of Borrower or any Subsidiary of Borrower at “fair value.” Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory

Tiptree Credit Agreement

provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.4. Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person shall be deemed to be executed and delivered by such officer or other authorized representative solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.

SECTION 2.	LOANS

2.1. Term Loans.

(a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make Initial Term Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Initial Term Loan Commitment; provided, that no requested Initial Term Loan shall exceed the unused Initial Term Loan Commitments then in effect. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11, 2.12 and 2.14, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Initial Term Loan Commitment shall reduce and terminate immediately and without further action on each Credit Date (including the Closing Date) after giving effect to the funding of the applicable portion of such Lender’s Initial Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Term Loans shall be made in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Whenever Borrower desires that Lenders make Term Loans, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 12:00 noon at least four (4) Business Days in advance of the proposed Credit Date. Except as otherwise provided herein, a Funding Notice shall be irrevocable, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Term Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 noon) not later than 4:00 p.m. on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv) Each Lender shall make the amount of its Term Loan available to Administrative Agent not later than 12:00 noon on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified

Tiptree Credit Agreement

herein, Administrative Agent shall make the proceeds of such Term Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. [Intentionally Reserved.]

2.3. [Intentionally Reserved.]

2.4. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Alternative Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Alternative Rate. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5. Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be used by Borrower (i) for general corporate purposes of Borrower (including, without limitation, working capital, Permitted Acquisitions and other Investments not prohibited by this Agreement) and (ii) to pay Transaction Costs. The proceeds of the Term Loans made after the Closing Date shall be applied by Borrower for general corporate purposes of Borrower

Tiptree Credit Agreement

(including, without limitation, working capital, Permitted Acquisitions and other Investments not prohibited by this Agreement); provided that the proceeds of any Term Loans shall not be used to fund any extraordinary dividends or distributions to holders of any Capital Stock of Borrower. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’ Obligations in respect of any applicable Loans; provided, further in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’ Obligations in respect of any Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

Tiptree Credit Agreement

2.7. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the LIBO Rate plus the Applicable Margin.

(b) [Intentionally Reserved.]

(c) Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Alternative Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBO Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

2.8. [Intentionally Reserved.]

2.9. Default Interest. Automatically upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or upon the occurrence and during the continuance of any Event of Default other than under Section 8.1(a), 8.1(f) or 8.1(g), at the written request of the Requisite Lenders, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is three percent (3.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is three percent (3.00%) per annum in excess of the interest rate otherwise payable hereunder). Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Tiptree Credit Agreement

2.10. Fees. Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon in the Fee Letter and all such fees described in the Fee Letter constitute part of the Obligations. All fees described in the Fee Letter shall be deemed earned in full on the date when the same are due and payable thereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

2.11. Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing December 31, 2013. For the Fiscal Quarter ending December 31, 2013, the installment amount shall be one percent (1.00%) of the original principal amount of the aggregate Term Loan Commitments. Thereafter, such installments shall be in the respective amounts set forth below:

Fiscal Quarter Ending	Installment Amount if Net Leverage Ratio was less than or equal to 35% as of end of immediately preceding Fiscal Quarter	Installment Amount if Net Leverage Ratio was greater than 35% as of end of immediately preceding Fiscal Quarter

December 31, 2013, March 31, 2014 and June 30, 2014	1.00% of the principal amount of the original aggregate Term Loan Commitments	1.00% of the principal amount of the original aggregate Term Loan Commitments

September 30, 2014	1.00% of the principal amount of the original aggregate Term Loan Commitments	1.50% of the principal amount of the original aggregate Term Loan Commitments

December 31, 2014	1.00% of the principal amount of the original aggregate Term Loan Commitments	2.00% of the principal amount of the original aggregate Term Loan Commitments

March 31, 2016 and each Fiscal Quarter ending thereafter	1.00% of the principal amount of the original aggregate Term Loan Commitments	2.50% of the principal amount of the original aggregate Term Loan Commitments

Term Loan Maturity Date	All remaining principal, interest and charges with respect to the Term Loans

Tiptree Credit Agreement

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.12 and 2.13, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.12. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Sections 2.12(a)(iii) and 2.17(c)) in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount (or, in each case if less, the entire amount of such Loan).

(ii) All such prepayments shall be made upon not less than three (3) Business Days’ prior written or telephonic notice, given to Administrative Agent by 12:00 p.m. on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, provided that a notice of prepayment may be conditioned upon the closing of a replacement credit facility, other financing facility, merger or acquisition and may be revoked or delayed by Borrower if such replacement credit facility, other financing facility, merger or acquisition does not close and fund. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

(iii) Prepayment Premium. Borrower shall pay the applicable Prepayment Premium in connection with (1) any mandatory prepayments of Term Loans pursuant to Section 2.13(d) or (2) any Repricing Transaction (it being understood that in the event that Borrower (x) makes any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, Borrower shall pay to the Administrative Agent, for the account of each of the applicable Term Lenders, (I) in the case of clause (x), a Prepayment Premium with respect to the amount of the Term Loans being so prepaid and (II) in the case of clause (y), a payment equal to the Prepayment Premium with respect to the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment) and held by Lenders who did not consent to such amendment (such Lenders, “Non-Participating Lenders”) for distribution on a pro rata basis to such Non-Participating Lenders; provided, that no Prepayment Premium shall be payable in connection with any Repricing Transaction that occurs within six months of the date that Borrower receives notice from Administrative Agent that the Loans shall bear interest at the Alternative Rate.

Tiptree Credit Agreement

(b) [Intentionally Reserved.]

2.13. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales.

(i) No later than five Business Days following the date of receipt by Borrower of any Net Asset Sale Proceeds, other than Net Asset Sale Proceeds that do not exceed $250,000 in the aggregate for all Asset Sales during the prior Fiscal Year, Borrower shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.13(a) with respect to such portion of any Net Asset Sale Proceeds that Borrower shall have given written notice to the Administrative Agent on or prior the fifth Business Day following its receipt of such Net Asset Sale Proceeds of its intention to reinvest or cause to be reinvested all or a portion of such Net Asset Sale Proceeds in accordance with Section 2.13(a)(ii) (which election may only be made if no Event of Default has occurred and is then continuing); provided, further that any Net Asset Sale Proceeds that are received by way of monetization of Designated Non-Cash Consideration shall be deemed received by Borrower for purposes of the notification about reinvesment when such Designated Non-Cash Consideration was received.

(ii) With respect to any Net Asset Sale Proceeds realized or received with respect to any Asset Sale (other than any Net Asset Sale Proceeds specifically excluded from the application of Section 2.13(a)(i)), at the option of Borrower, Borrower may, directly or through one or more of its Subsidiaries, reinvest or cause to be reinvested all or any portion of such Net Asset Sale Proceeds in assets useful for such Person’s business within (x) twelve (12) months following receipt of such Net Asset Sale Proceeds or (y) if Borrower enters into a legally binding commitment to reinvest such Net Asset Sale Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days of the date of such legally binding commitment (provided that this clause (y) shall not operate to reduce the timeframe for reinvestment from a minimum of twelve (12) months and provided, further, that any Net Asset Sale Proceeds shall be held in an account subject to a Deposit Account Control Agreement pending such application) and (ii) if any Net Asset Sale Proceeds are not so reinvested within such reinvestment period or are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Asset Sale Proceeds shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.13.

(b) Insurance/Condemnation Proceeds.

(i) No later than five Business Days following the date of receipt by Borrower, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $500,000, Borrower shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an

Tiptree Credit Agreement

aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.13(b) with respect to such portion of Net Insurance/Condemnation Proceeds that Borrower shall have given written notice to the Administrative Agent on or prior the fifth Business Day following its receipt of such Net Insurance/Condemnation Proceeds of its intention to reinvest or cause to be reinvested all or a portion of such Net Insurance/Condemnation Proceeds in accordance with Section 2.13(b)(ii) (which election may only be made if no Event of Default has occurred and is then continuing). For the avoidance of doubt, in no event shall Borrower be required to prepay the Loans because of its receipt of proceeds of business interruption insurance or key man life insurance.

(ii) With respect to any Net Insurance/Condemnation Proceeds received by Borrower (other than any Net Insurance/Condemnation Proceeds specifically excluded from the application of Section 2.13(b)(i)), at the option of Borrower, Borrower may, directly or through one or more of its Subsidiaries, reinvest or cause to be reinvested all or any portion of such Net Insurance/Condemnation Proceeds in assets useful for such Person’s business within (x) twelve (12) months following receipt of such Net Insurance/Condemnation Proceeds or (y) if Borrower enters into a legally binding commitment to reinvest such Net Insurance/Condemnation Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days of the date of such legally binding commitment (provided that this clause (y) shall not operate to reduce the timeframe for reinvestment from a minimum of twelve (12) months and provided, further, that any Net Insurance/Condemnation Proceeds are held in an account subject to a Deposit Account Control Agreement pending such application) and (ii) if any Net Insurance/Condemnation Proceeds are not so reinvested within such reinvestment period or are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Insurance/Condemnation Proceeds shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.13.

(c) [Intentionally Reserved.]

(d) Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Cash proceeds, net of investment banking fees, underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, including reasonable legal fees and expenses; provided that any such fees, costs and expenses payable to any Affiliate of Borrower may not exceed the amount of fees, cost and expenses that would be payable to a non-Affiliate in a comparable arms-length transaction.

(e) Distributable Earnings. In the event that as of the end of any Fiscal Quarter the Fixed Charge Coverage Ratio of Borrower is equal to or less than 1.35:1.00 and the Net Leverage Ratio is greater than 35% (the occurrence of both such events, a “Distributable

Tiptree Credit Agreement

Earnings Payment Trigger Event”), Borrower shall, no later than ninety (90) days after the end of such Fiscal Quarter (or, with respect to the last Fiscal Quarter of the Fiscal Year, within 120 days after the end of such Fiscal Quarter) prepay the Loans in an aggregate amount equal to the lesser of (i) the amount that would need to be added to Cash Flow for Debt Service Coverage as of the end of such Fiscal Quarter such that the Fixed Charge Coverage Ratio would have been equal to 1.35:1.00 as of such date, and (ii) the amount of all Distributable Earnings for such Fiscal Quarter.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to Sections 2.13(a) through 2.13(e) Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds and compensation owing to Lenders under Section 2.10 and 2.12(a)(iii) in each case, if any, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14. Application of Prepayments/Reductions.

(a) [Intentionally Reserved.]

(b) Application of Prepayments. Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of Term Loans pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees, and all expenses specified in Section 10.2, to the full extent thereof;

second, to the payment of any accrued but unpaid interest accruing at the Default Rate, if any, then due and payable to the full extent thereof;

third, to the payment of any accrued but unpaid interest (other than Default Rate interest) then due and payable to the full extent thereof;

fourth, to the payment of the amounts payable pursuant to Section 2.10 or 2.12(a)(iii), if any, on any Loan;

fifth, in the case of a voluntary prepayment, to reduce the remaining scheduled Installments of such Terms Loans as specified by Borrower in such notice of prepayment, and in the case of a mandatory prepayment, to prepay the next eight Installments of the Term Loans in direct order of maturity and then to prepay all remaining Installments of the Term Loans pro rata; and

sixth, to any remaining Obligations then due and payable to any Agent, any Lender or any Lender Counterparty under the Credit Documents.

Tiptree Credit Agreement

2.15. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 2:00 p.m. on the date due at 1345 Avenue of the Americas, 46th Floor, New York, New York 10105 or via wire transfer of immediately available funds to account number 2047628893919 maintained by Administrative Agent with Bank of America, NA (ABA No. 026-009-593; FFC account: Fortress Credit Corp.; FFC Account No.: 721622.2; Reference: TipTree) in New York City (or at such other location or bank account within the City and State of New York as may be designated by Administrative Agent from time to time); funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) [Intentionally Reserved.]

(e) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f) [Intentionally Reserved.]

(g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

Tiptree Credit Agreement

(h) Notwithstanding any other provisions hereof, so long as no Event of Default shall have occurred and be continuing, if any prepayment of LIBO Rate Loans is required to be made prior to the last day of the Interest Period therefor, in lieu of making any payment in respect of any such LIBO Rate Loan prior to the last day of the Interest Period therefor, Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an escrow account designated by the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from Borrower) to apply such amount to the prepayment of such Loans in accordance with the provisions of this Agreement otherwise applicable to such payment. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from Borrower) to apply such amount to the prepayment of the outstanding Loans in accordance with the provisions of this Agreement otherwise applicable to such payment.

(i) If an Event of Default shall have occurred and be continuing and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Interest Rate Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral or as otherwise provided in the Fee Letter, if any of them shall, whether by voluntary payment (other than as a result of a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the

Tiptree Credit Agreement

“Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (i) any payment made by Borrower or a Lender pursuant to and in accordance with the express terms of this Agreement, (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it, or (iii) the exchange of any Loans held by a Lender for all or a portion of a new tranche of Loans issued hereunder.

2.17. LIBO Rate.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to the Loans on the basis provided for in the definition of LIBO Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon all Loans shall bear interest at the Alternative Rate until such time as the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist.

(b) Illegality or Impracticability of LIBO Rate. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making or maintaining of Loans with interest at the LIBO Rate (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of

Tiptree Credit Agreement

such determination (which notice Administrative Agent shall promptly transmit to each other Lender). For purposes of this Agreement, including, without limitation, this Section 2.17, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directions in connection therewith (the “Dodd-Frank Act”) are deemed to be adopted and gone into effect after the date hereof. Thereafter (1) the obligation of the Affected Lender to make Loans with interest at the LIBO Rate shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Loan then being requested by Borrower pursuant to a Funding Notice, the Affected Lender shall make such Loan with interest at the Alternative Rate, (3) the Affected Lender’s obligation to maintain its outstanding Loans with interest at the LIBO Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Loans with interest at the Alternative Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Loan then being requested by Borrower pursuant to a Funding Notice, Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans with interest at the LIBO Rate in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of any of its Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Loans. Any Lender may make, carry or transfer its Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and

Tiptree Credit Agreement

conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax ( other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation (FDIC) insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and in each case the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder based on the LIBO Rate or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender within thirty days of its receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. For purposes of this Agreement, including, without limitation, this Section 2.18, the Dodd-Frank Act is deemed to have been adopted and gone into effect after the date hereof. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below

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that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within thirty days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.19. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by Borrower hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes. If Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower become aware of it; (ii) Borrower shall timely pay any such Tax on behalf of and in the name of Administrative Agent or such Lender; (iii) if such tax is an Indemnified Tax, the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required on account of any such Tax shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) as soon as practicable after paying any sum from which it is required by law to make any deduction or withholding, and as soon as practicable after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and any Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

Tiptree Credit Agreement

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.19, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether such Lender is subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance reasonably acceptable to the Administrative Agent to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN.

Tiptree Credit Agreement

Any Lender that is a United States Person shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent for transmission to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(f) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI, or a U.S. Tax Compliance Certificate and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether such Lender is subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent for transmission to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Refund. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.19 (including by the payment of additional amounts pursuant to Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified

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party the amount paid over pursuant to this Section 2.19(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.20. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions or assign its rights and obligations hereunder, including any Affected Loans, through another lending office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other lending office pursuant to this Section 2.20 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 9.5(c), or defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit

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Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Term Loan Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall not be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) any calculation of the aggregate amount of outstanding Term Loans hereunder (and any amount of unused Term Loan Commitments hereunder) as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender; and (d) such Defaulting Lender shall not be entitled to receive any fees payable hereunder during the Default Period. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

2.22. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17(b), 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such

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assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender (except in the case of a Defaulting Lender, such Defaulting Lender shall not receive its share of fees payable hereunder with respect to the Default Period), and (B) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10 (except in the case of a Defaulting Lender, such Defaulting Lender shall not receive its share of fees payable hereunder with respect to the Default Period); (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; (3) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter, and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23. Incremental Credit Extensions.

(a) Borrower Request. Borrower may at any time after the Closing Date by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) in a minimum amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof, and up to a maximum aggregate principal amount of $125,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that such Incremental Term Loan Commitment shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each person to whom Borrower proposes any portion of such Commitment Increase be allocated and the amounts of such allocations; provided, that (1) Borrower shall first seek Incremental Term Loan Commitments from the existing Lenders (provided, further that none of the existing Lenders will be required to provide any Incremental Term Loan Commitments, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender) and (2) if such existing Lenders decline to provide within a reasonable period of time (in any event, not to exceed ten Business Days) following such request all or a portion of such Commitment Increases on terms acceptable to Borrower, then Borrower may seek commitments therefor from other Eligible Assignees (an “Additional Lender”); provided, that the Administrative Agent shall have consented (not to be unreasonably withheld, delayed or conditioned) to such Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 10.6 for an assignment of Loans, as applicable, to such Additional Lender.

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(b) Conditions. Each Incremental Term Loan Commitment shall become effective as of such Increase Effective Date; provided, that:

(i) each of the conditions set forth in Section 3.2 shall be satisfied; and

(ii) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Lenders providing such Commitment Increases in connection with any such transaction.

(c) Terms of Incremental Term Loan Commitments. The terms and provisions of each Incremental Term Loan Commitment shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein, identical to the Term Loans (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);

(ii) the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans;

(iii) the maturity date of Incremental Term Loans shall not be earlier than the Term Loan Maturity Date; and

(iv) the Applicable Margins and, subject to clause (ii) above, amortization schedule for the Incremental Term Loans shall be determined by Borrower and the applicable new Lenders; provided, that the initial yield (including any original issue discount or similar yield-related discounts, deductions or payments, but excluding arrangement, structuring and underwriting fees and any other fees not paid or payable generally to the applicable new Lenders)) of the Incremental Term Loans shall not be more than 0.50% per annum higher than the yield for the then outstanding Term Loans calculated in the same manner (or, if such initial yield exceeds the yield for the then outstanding Term Loans, the yield for the Term Loans shall automatically be increased by an amount equal to the difference between the yield with respect to the Incremental Term Loans and the yield for the then outstanding Term Loans minus 0.50% per annum.

Each Incremental Term Loan Commitment shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Incremental Term Loan Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23. In addition, unless otherwise specifically provided herein, all references in Credit Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans, respectively, made pursuant to this Agreement.

(d) Making of New Term Loans. On any Increase Effective Date on which Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to Borrower in an amount equal to its Incremental Term Loan Commitment.

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(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents. Borrower shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term Loans or any such new Commitments.

SECTION 3.	CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by Borrower for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by Borrower, if applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of Borrower executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date; (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of organization, dated a recent date prior to the Closing Date, in each case certified as of the Closing Date by a secretary or an assistant secretary of Borrower as being in full force and effect without modification or amendment; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of TFI and its Subsidiaries shall be as set forth on Schedule 4.2.

(d) Transaction Costs. On or prior to the Closing Date, Borrower shall have delivered to Administrative Agent Borrower’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent).

(e) Governmental Authorizations and Consents. Borrower shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and

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substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f) [Intentionally Reserved.]

(g) Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Collateral Agent shall have received:

(i) evidence reasonably satisfactory to Collateral Agent of the compliance by Borrower with its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of Securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated as of the Closing Date and executed by an Authorized Officer of Borrower, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Borrower in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) evidence that Borrower shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(h) [Intentionally Reserved.]

(i) Financial Statements; Projections. Administrative Agent and Lenders shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of TFI and its Subsidiaries as at the Closing Date, and reflecting the consummation of the related financings and the other transactions

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contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent, and (iii) the Projections.

(j) [Intentionally Reserved.]

(k) Opinion Letter of Counsel to Borrower. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinion letter of Schulte Roth & Zabel LLP, counsel for Borrower and as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and Borrower hereby instructs such counsel to deliver such opinion letter to Agents and Lenders).

(l) [Intentionally Reserved.]

(m) Fees. Borrower shall have paid to Administrative Agent, the fees payable on the Closing Date referred to in Section 2.10.

(n) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the making of the Loans on the Closing Date, Borrower and its Subsidiaries is and will be Solvent.

(o) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p) [Intentionally Reserved.]

(q) [Intentionally Reserved.]

(r) [Intentionally Reserved.]

(s) [Intentionally Reserved.]

(t) [Intentionally Reserved.]

(u) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

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3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) the requested Term Loan shall not exceed the unused Term Loan Commitment then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such earlier date; and

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable Credit Date. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Authorized Officer or other Person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Borrower represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of

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organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Capital Stock and Ownership. The Capital Stock of Borrower and each of its Subsidiaries has been duly authorized and validly issued and is fully paid and, in the case of Capital Stock evidencing corporate interests, non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the capital structure of Borrower and the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

4.4. No Conflict. The execution, delivery and performance by Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries in any material respect, (ii) any of the Organizational Documents of Borrower or any of its Subsidiaries, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect or (iii) any order, judgment or decree of any Governmental Authority binding on Borrower or any of its Subsidiaries in any material respect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the material properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents (x) which have been obtained on or before the Closing Date and disclosed in writing to Lenders and are in full force and effect or (y) the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

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4.5. Governmental Consents. The execution, delivery and performance by Borrower of the Credit Documents to which it is a parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, (b) such as have been obtained or made and are in full force and effect and (c) consents, approvals, registrations, filings, notices or other actions the failure to obtain or perform which would not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment required by GAAP to be reflected in the Historical Financial Statements or the notes thereto that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, assets or financial condition of TFI and any of its Subsidiaries taken as a whole.

4.8. Projections. On and as of the Closing Date, the Projections of TFI and its Subsidiaries for the period of Fiscal Year 2013 through and including Fiscal Year 2017 (which Projections shall include in the case of Fiscal Years 2013 and 2014 projections for each Fiscal Quarter during such Fiscal Years and annually for periods thereafter) (the “Projections”) are based on good faith estimates and assumptions believed by the management of Borrower to be reasonable at the time made; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9. No Material Adverse Change. Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10. [Intentionally Reserved.]

4.11. Adverse Proceedings, etc. There are no Adverse Proceedings that materially impair the transactions contemplated by the Credit Documents or that, individually or in the

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aggregate, could reasonably be expected to have a Material Adverse Effect. Borrower and its Subsidiaries (a) are not in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (b) are not subject to or in default with respect to any final judgments, writs, injunctions, decrees, orders, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. All federal and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) (collectively, the “Tax Returns”) of Borrower filed or required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns or otherwise due and payable and all assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such Taxes, assessments, fees and other governmental charges which are being diligently contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of Borrower, no Tax Return of Borrower or any of its Subsidiaries is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of Tax is at issue.

4.13. Properties.

(a) Title. Except as to any deficiency or defect that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, Borrower has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of its properties and assets reflected in the Historical Financial Statements and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for immaterial assets and assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement (including as to Permitted Liens), all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets of Borrower, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of Borrower, regardless of whether Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have any knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency,

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reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles or (ii) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

4.14. Environmental Matters. Neither Borrower nor any of its Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to Borrower’s knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15. No Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, with respect to any of the foregoing, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. [Intentionally Reserved.]

4.17. Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Borrower is not a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock, and no part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock, in each case that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

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4.19. Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.20. Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect. (a) Borrower and each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code so qualifies, (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates, (d) no ERISA Event has occurred or is reasonably expected to occur, (e) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its Subsidiaries, and (f) Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21. Certain Fees. No broker’s or finder’s fee or commission claimed by any Person by, through or under Borrower will be payable with respect hereto or any of the transactions contemplated hereby, except for fees disclosed to Administrative Agent prior to the Closing Date and described on Schedule 4.21.

4.22. Solvency. Borrower and its Subsidiaries (taken as a whole) are and, upon the incurrence of any Credit Extension by Borrower on any date on which this representation and warranty is made, will be, Solvent.

4.23. Compliance with Statutes, etc. Each of the material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of the businesses of Borrower and its Subsidiaries is valid and in effect, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrower and its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all

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applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of their business and the ownership of their property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing their business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.24. Disclosure. No representation or warranty of Borrower contained in any Credit Document or in any other documents, certificates or written statements (taken as a whole, and excluding projections, any information of a forward-looking nature and any general economic or specific industry information developed by, and obtained from, third-party sources) furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries on or prior to the Closing Date for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein (taken as a whole) not misleading in any material respect in light of the circumstances in which the same were made (after giving effect to all supplements and updates). Any projections and pro forma financial information contained in such materials and information of a forward-looking nature are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections and pro forma financial information of a forward-looking nature as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

4.25. Patriot Act. To the extent applicable, Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.26. Foreign Assets Control Regulations and Anti-Money Laundering. Borrower and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act (31 U.S.C. Sections 5301 et seq.) and all regulations issued pursuant to it. Borrower and any Subsidiary or Affiliate of Borrower (i) is not a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is not a Person

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who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is not controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law.

SECTION 5.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable), Borrower shall perform all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Unless otherwise provided below, Borrower will deliver to Administrative Agent and Lenders:

(a) [Intentionally Reserved.]

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated and consolidating balance sheets of TFI and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of TFI and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail consistent with the form of financials delivered to Administrative Agent prior to the Closing Date, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of TFI and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of TFI and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, in reasonable detail consistent with the form of financials delivered to Administrative Agent prior to the Closing Date, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by TFI, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit (other than any qualification that is expressly with respect to, or expressly resulting from, an upcoming maturity date of Indebtedness that is scheduled to occur within 12 months from the date of such report)), and shall state that such consolidated financial statements fairly present, in all material respects, the

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consolidated financial position of TFI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of TFI and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of TFI and its Subsidiaries delivered pursuant to Section 5.1(b) or Section 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon an Executive Officer of Borrower obtaining actual knowledge (i) of any Default or Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon an Executive Officer of Borrower obtaining actual knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, if the amount of damages claimed or judgment amount is in excess of $2,500,000 or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect (and to the extent not previously disclosed to the Administrative Agent), a written notice specifying the nature thereof, what action Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with

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respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon any request of Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect (and to the extent not previously disclosed to the Administrative Agent); and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than sixty (60) days after the end of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the Term Loan Maturity Date (a “Financial Plan”) for TFI and its Subsidiaries, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of TFI and its Subsidiaries for each month of such Fiscal Year;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and all material insurance coverage planned to be maintained by Borrower in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. Together with each delivery of the Compliance Certificate pursuant to Section 5.1(d), written notice either (x) confirming that there has been no change in the board of directors (or similar governing body) of Borrower or any of its Subsidiaries since the Closing Date or the date of the most recent Compliance Certificate delivered pursuant to Section 5.1(d) or (y) identifying such changes.

(l) [Intentionally Reserved.]

(m) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters relating to any Facility of Borrower or which relate to any environmental liabilities of Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prior written notice of any change (i) in Borrower’s corporate name or jurisdiction of organization, or (ii) in Borrower’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

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(o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(p) Notice of Change in Borrower’s U.S. Tax Status. If Borrower’s status as a partnership for U.S. tax purposes changes, Borrower shall deliver a written statement within 15 days following the later of (i) the effective date of such change and (ii) Borrower’s actual knowledge of such change, containing (x) the effective date of such U.S. tax status change as reasonably determined by Borrower, (y) Borrower’s new status for U.S. tax purposes (for example, as a corporation or an entity disregarded as separate from its sole owner) and (z) any documentation prepared by Borrower that is submitted to a U.S. Governmental Authority or received from a U.S. Governmental Authority in connection with such U.S. tax status change; provided that the provision of such information is not prohibited by applicable law; and

(q) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Subsidiary of Borrower to its equity holders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iii) all material press releases and other statements made available generally by TFI or Borrower or any of its Subsidiaries to the public concerning material developments in the business of TFI or Borrower or any of its Subsidiaries, (B) promptly after receipt by Borrower, quarterly and annual financial statements (and, in the case of annual financial statements, any auditor’s reports) of each Operating Subsidiary to the extent (and in the form) such Operating Subsidiary distributes such financial statements to its equity holders generally, and (C) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

(r) Delivery. Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted at www.sec.gov, IntraLinks/IntraAgency or another relevant website (the “Informational Website”), if any, accessible to each Lender and Administrative Agent without charge (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that (A) Borrower shall deliver financial statements in a tangible, physical version or in .pdf format to Administrative Agent or any Lender who requests Borrower to deliver such financial statements in a tangible, physical version or in .pdf format until written notice to cease delivering financial statements in a tangible, physical version or in ..pdf format is given by Administrative Agent or such Lender, and (B) Borrower shall give Administrative Agent and each Lender written or electronic notice each time

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any information is delivered by posting to the Informational Website to the extent that Administrative Agent and each Lender has requested so to be notified. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from Administrative Agent and maintaining its copies of such documents.

5.2. Existence. Except as otherwise permitted under Section 6.9, Borrower will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided Borrower shall not be required to preserve any such right or franchise, licenses and permits if (a) TFI’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, or (b) the loss thereof would not reasonably be expected to result in a Material Adverse Effect.

5.3. Payment of Taxes and Claims. Borrower will, and will cause each of its Subsidiaries to, pay all U.S. federal and other material Taxes imposed upon it before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid if it is being diligently contested in good faith by appropriate proceedings, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax Return with any Person (other than any of its Subsidiaries).

5.4. Maintenance of Properties. Except as could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty excepted, all properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5. Insurance. On and after the 45th day following the Closing Date (as such date may be extended in the sole discretion of the Administrative Agent), Borrower will maintain, with financially sound and reputable insurers, (i) business interruption insurance, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower as is customary with companies in the same or similar businesses and similarly situated, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, on and after the 45th day following the Closing Date (as such date may be extended in the sole discretion of the Administrative Agent), Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property of Borrower that is located in a community that participates in the

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National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained as is customary with companies in the same or similar businesses and similarly situated. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties, as the loss payee thereunder for any covered loss, and shall use commercially reasonable efforts to cause such policy of insurance to provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy (or in the case of cancellation for nonpayment of premium, at least ten days’ prior written notice to Collateral Agent).

5.6. Inspections. Borrower will permit any authorized representatives designated by any Agent or any Lender (coordinated by the Administrative Agent) to visit and inspect any of the properties of Borrower and its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice (provided, no such notice shall be required at any time an Event of Default has occurred and is continuing) and at such reasonable times during normal business hours and as often as may reasonably be requested and subject to such accountants’ customary policies and procedures; provided, as long as no Event of Default has occurred and is continuing (in which case no such restriction shall apply), (i) Borrower shall only be required to reimburse Administrative Agent and Lenders for one such visit and/or inspection each Fiscal Year, and (ii) in respect of any such discussions with any independent accountants, Borrower shall have received reasonable advance notice thereof and a reasonable opportunity to participate therein and (iii) neither Borrower nor any of its Subsidiaries will be required to disclose, discuss, permit the inspection, examination or making copies or abstracts of any document, record, information or other matter (A) the disclosure, inspection, examination, copying or discussion of which is prohibited by Law or any binding agreement, (B) that constitutes non-financial trade secrets or non-financial proprietary information, or (C) that is subject to bona fide attorney-client or similar privilege or constitutes bona fide attorney work product.

5.7. Lenders Meetings. Borrower will, upon the request of Administrative Agent or Requisite Lenders and subject to reasonable prior notice, participate during normal business hours, in (a) a call with the Administrative Agent and Lenders once each month to discuss the financial condition and results of operations of TFI and its Subsidiaries for the preceding month, and (b) a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8. Compliance with Laws. Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.9. Environmental.

(a) Environmental Disclosure. Borrower will deliver to Administrative Agent:

(i) [Intentionally Reserved.];

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws (other than those Releases, such as normal wastewater discharges or air emissions, that are routinely reported to Governmental Authorities and permitted pursuant to Environmental Laws in the ordinary course of business) to the extent such Release could reasonably be expected to have a Material Adverse Effect, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any fee-owned Material Real Estate Asset of Borrower that could cause such fee-owned Material Real Estate Asset or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, to the extent the foregoing could reasonably be expected to have a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity, except where such Hazardous Materials Activity or investigation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower that could reasonably be expected to (A) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Borrower to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations to the extent that, individually or in the aggregate, the failure to maintain such Governmental Authorizations would reasonably be expected to have a Material Adverse Effect, and (2) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be

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expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. [Intentionally Reserved.]

5.11. Additional Material Real Estate Assets. In the event that Borrower acquires or leases a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then Borrower, promptly after acquiring such Material Real Estate Asset or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset (or, in either case, such longer period to which Administrative Agent may agree), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrower shall, at the reasonable request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien (provided that for so long as no Event of Default shall have occurred and is continuing, no more than one appraisal shall be required with respect to any Real Estate Asset in any Fiscal Year).

5.12. [Intentionally Reserved.]

5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Borrower.

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5.14. Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:

(a) [Intentionally Reserved.]

(b) Cash Management Systems. Borrower shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to account control arrangements. Administrative Agent confirms that, as of the Closing Date, the cash management systems of Borrower are acceptable.

(c) Communication with Accountants. Borrower authorizes Administrative Agent to communicate directly with Borrower’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to Borrower with respect to the business, results of operations and financial condition of Borrower, subject to such accountants’ customary policies and procedures; provided however, that Administrative Agent or the applicable Lender, as the case may be, shall provide Borrower with notice at least two (2) Business Days prior to first initiating any such communication and a reasonable opportunity to participate therein.

5.15. Post Closing Matters. Borrower shall, and shall cause each of its Subsidiaries to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent.

SECTION 6.	NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable), Borrower shall perform all covenants in this Section 6.

6.1. Indebtedness. Borrower shall not create, incur, assume or guaranty, or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of Borrower to any Subsidiary of Borrower; provided all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany Subordination Agreement that, in any such case, is reasonably satisfactory to Administrative Agent;

(c) Indebtedness incurred by Borrower arising from agreements providing for indemnification, adjustment or purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Borrower;

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(d) Indebtedness which may be deemed to exist pursuant to any bid, performance, surety, bond, statutory, or appeal bonds or similar guaranties or other obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts, credit cards, merchant cards or debit cards;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of Borrower and its Subsidiaries;

(g) Indebtedness arising under Interest Rate Agreements or currency swap agreements;

(h) the financing of insurance premiums;

(i) Subordinated Indebtedness of Borrower;

(j) any Permitted Refinancing with respect to the foregoing; and

(k) other Indebtedness of Borrower in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

6.2. Liens. Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit any unauthorized filing to remain in effect for more than 30 days after Borrower obtains knowledge thereof, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are not yet due and payable or are being diligently contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves under GAAP have been established, so long as the aggregate amount of such Taxes does not exceed $250,000;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

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(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, rights of use, rights of access, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, and other similar charges, encumbrances and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, and any Liens not created by Borrower that may affect the underlying fee interest of any leased real property;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Borrower in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower;

(k) Liens existing on the Closing Date and described in Schedule 6.2 and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any such Lien; provided, that such extension, renewal or replacement Lien shall be limited to all or a part of the property which was subject to the Lien so extended, renewed or replaced (together with Replacement Assets); provided, that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date (together with Replacement Assets);

(l) Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

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(m) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to Borrower;

(n) normal and customary Liens, rights of setoff and recoupment rights upon deposits of cash in favor of banks or other financial institutions relating to due and unpaid bank fees, bank charges, returned checks and chargebacks, and other normal and customary obligations associated with the maintenance of deposit accounts, security accounts and other similar accounts by such banks or other financial institutions, in each case, other than in connection with the borrowing of money; and

(o) other Liens securing Indebtedness or other liabilities permitted under Section 6.1 in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

6.3. [Intentionally Reserved.]

6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered by a Lien permitted by Section 6.2 to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements and similar agreements entered into to the extent permitted hereunder; provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements or similar agreements, as the case may be, (c) restrictions in other Indebtedness incurred in compliance with Section 6.1 in respect of Liens in favor of parties other than the Secured Parties, (d) restrictions contained in the Credit Documents or any related documents, (e) any other agreement that does not restrict in any manner Liens created pursuant to the Credit Documents on any Collateral securing the Obligations and does not require the granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations, or (f) any prohibition or limitation that exists pursuant to applicable laws; provided, that such restrictions, taken as a whole, are, in the good faith judgment of Borrower, no more materially restrictive with respect to such encumbrances and restrictions than those contained in this Agreement, Borrower shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5. Restricted Junior Payments. Borrower shall not declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except:

(a) Restricted Junior Payments made by Borrower to holders of its Capital Stock from Internally Generated Cash;

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(b) [Intentionally Reserved];

(c) so long as no Event of Default exists or would result therefrom, (A) repurchases or redemptions by Borrower of, or (B) payments to TFI to permit TFI (or any direct or indirect parent thereof) to repurchase or redeem, in each case Capital Stock of Borrower or TFI (or any direct or indirect parent thereof) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Borrower or TFI or any of their Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed (i) $250,000 in any Fiscal Year and (ii) $1,000,000 in the aggregate after the Closing Date;

(d) Borrower may make Restricted Junior Payments consisting of the repurchase of Capital Stock deemed to occur upon any “cashless” exercise of stock options, warrants or other convertible securities;

(e) Permitted Tax Distributions; provided that if any Event of Default exists or would result therefrom, such Permitted Tax Distributions shall be approved by a majority of the independent directors of TFI; and

(f) other Restricted Junior Payments in an amount not to exceed $5,000,000 in the aggregate after the Closing Date.

6.6. [Intentionally Reserved.]

6.7. Investments. Borrower shall not make or own any Investment in any Person, except:

(a) Investments in Cash and Cash Equivalents; provided that any Investment that when made complies with the requirements of the definition of “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

(b) Investments in its Subsidiaries;

(c) (i) accounts receivable arising and trade credit granted in the ordinary course of business and (ii) the endorsement of instruments for collection or deposit in the ordinary course of business;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

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(e) intercompany loans to the extent permitted under Section 6.1(b);

(f) Permitted Acquisitions;

(g) loans and advances to employees of Borrower (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed $250,000;

(h) Investments existing on the Closing Date and described in Schedule 6.7;

(i) Interest Rate Agreements or currency swap agreements;

(j) non-cash consideration received from any Asset Sales to the extent permitted by Section 6.9;

(k) deposits, rebates, prepayments and other credits to customers and suppliers made in the ordinary course of business;

(l) so long as no Event of Default has occurred as continuing at the time of such Investment, other Investments in Joint Ventures, minority Investments and other Investments in Persons that will not be Subsidiaries of Borrower; provided that the aggregate amount of such Investments (excluding any Investments in CLOs, business development companies, REITs, MLPs or any other entity that is approved by Administrative Agent) shall not exceed thirty percent (30%) of the Adjusted Economic Partnership Capital of Borrower at any time and

(m) Investments not otherwise permitted by this Section 6.7; provided that the aggregate amount of Investments made on or after the Closing Date in reliance on this clause (determined on the basis of the fair market value of the assets invested at the time so invested, in the case of non-cash Investments) shall not exceed $5,000,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall Borrower make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8. Financial Covenants.

(a) Fixed Charge Coverage Ratio. To the extent that, as of the last day of any Fiscal Quarter, the Net Leverage Ratio is in excess of 35%, Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of such Fiscal Quarter to be less than 1.0:1.0.

(b) Maximum Leverage Ratio. Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 40.0%.

6.9. Fundamental Changes; Disposition of Assets; Acquisitions. Borrower shall not, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of

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transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment, the licensing of intellectual property and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) Borrower may be merged with or into any Subsidiary (provided, Borrower shall be the continuing or surviving Person of such merger) and all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary;

(b) conveyances, sales, leases, exchanges, transfers or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, provided (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (ii) no less than 75% thereof shall be paid in Cash or Cash Equivalents (provided, that for the purposes of this clause (c)(ii), consideration received in the form of publicly traded securities with no resale restrictions that apply for longer than 12 months following the date of receipt of such securities shall be deemed to be Cash (such consideration, “Designated Non-Cash Consideration”)) and (iii) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d) Permitted Acquisitions;

(e) Investments made in accordance with Section 6.7; and

(f) Borrower may lease (as lessee) or license (as licensee) real or personal property so long as any such lease or license does not create a Capital Lease except to the extent permitted by Section 6.1;

(g) leases of personal property and leases, occupancy agreements and subleases of real property in the ordinary course of business; and

(h) terminations of leases in the ordinary course of business.

6.10. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, Borrower shall not sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law.

6.11. Sales and Lease-Backs. Borrower shall not become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Borrower (a) has sold or transferred or is to sell or to transfer to any other Person (other than TFI or any Subsidiary), or (b) intends to

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use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower to any Person (other than TFI or any Subsidiary) in connection with such lease.

6.12. Transactions with Affiliates. Borrower shall not enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower; provided that the foregoing restriction shall not apply to the following:

(a) Borrower may enter into or permit to exist any such transaction if the terms of such transaction are not less favorable to Borrower than those that might be obtained at the time from a Person who is not an Affiliate;

(b) any transaction between Borrower and any of its Subsidiaries to the extent not otherwise prohibited by this Agreement;

(c) indemnity provided to and reasonable and customary fees and expense reimbursement paid to members of the board of directors (or similar governing body), officers and employees of Borrower and TFI;

(d) (i) compensation (including bonuses), benefits and indemnification arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business, (ii) any issuance of Securities, or other payments, awards or grants in Cash or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs, profits interest plans and other equity based plans and the granting and stockholder rights of registration rights approved by the TFI’s board of directors; and (iii) payments or loans (or cancellation of loans) to officers, directors and employees, subject to the limitations set forth in Section 6.7;

(e) any transaction with an Affiliate where the only consideration paid by Borrower is Capital Stock of Borrower or TFI;

(f) the existence of, or the performance of obligations under the terms of, agreements entered into in connection with a Permitted Acquisition or any other acquisition otherwise permitted by Section 6.7; provided that the aggregate amount of fees paid to any Affiliate in any such transaction shall not exceed $1,000,000;

(g) the existence of, and performance by Borrower of its obligations under the terms of any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to the Lenders, as in effect on the Closing Date, and similar agreements that it may enter into thereafter, and any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date, in each case to the extent not prohibited by this Agreement;

(h) Restricted Junior Payments permitted by Section 6.5;

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(i) the entering into of any tax sharing agreement or arrangement and related payments and transactions; provided that any payments made thereunder comply with Section 6.5; and

(j) the existence of, and performance by Borrower of its obligations under, the terms of the agreements set forth on Schedule 6.12, as in effect on the Closing Date.

6.13. Conduct of Business. From and after the Closing Date, Borrower shall not engage in any material operations or material business (other than (A) the ownership of its Subsidiaries and actions reasonably related or incidental thereto, (B) activities and contractual rights related to or incidental to the maintenance of its company existence and such ownership, (C) activities permitted pursuant to the terms of the Credit Documents, (D) performance of its obligations under the Credit Documents and the other agreements, instruments and documents evidencing or governing Indebtedness permitted hereunder, (E) preparing reports to Governmental Authorities and to its shareholders, (F) holding directors and shareholders meetings, preparing company records and other company activities required to maintain its separate company structure or to comply with applicable law, and (G) issuing dividends and making distributions). Borrower shall not form, create, acquire or incorporate any Foreign Subsidiary directly owned by Borrower.

6.14. [Intentionally Reserved.]

6.15. Fiscal Year. Borrower shall not change its Fiscal Year-end from December 31.

6.16. Deposit Accounts. Within 30 days after the Closing Date, Collateral Agent shall have received duly executed control agreements in form and substance reasonably satisfactory to Agent with respect to Borrower’s Deposit Accounts (other than Excluded Accounts) and thereafter, Borrower shall not establish or maintain any Deposit Account that is not a Controlled Account (other than Excluded Accounts) and will not deposit proceeds in a Deposit Account that is not a Controlled Account (other than Excluded Accounts).

6.17. Amendments to Organizational Agreements. Borrower shall not amend or permit any amendments to Borrower’s Organizational Documents, if such amendment would be adverse to Administrative Agent or the Lenders in any material respect.

6.18. Prepayments of Certain Indebtedness. Borrower shall not voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, and (iii) Permitted Refinancings permitted by Section 6.1.

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6.19. Limitation on Guaranties of Indebtedness by Subsidiaries. Borrower shall not permit any of its Subsidiaries to guarantee the payment of any Indebtedness of Borrower or grant a Lien on any of its assets as security for such guarantee unless such Subsidiary within thirty (30) days executes and delivers a Guaranty agreement and a joinder to the Pledge and Security Agreement providing for Liens on its assets, except that with respect to a guarantee of Indebtedness of Borrower or any Guarantor:

(a) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guaranty, any such guarantee by such Subsidiary with respect to such Indebtedness and any grant of a Lien shall be subordinated in right of payment to such Guaranty substantially to the same extent as such Indebtedness is subordinated to the Loans; and

(b) such Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Borrower or any other Subsidiary as a result of any payment by such Subsidiary under its Guaranty.

SECTION 7.	[INTENTIONALLY RESERVED.]

SECTION 8.	EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) within three (3) Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder.

(b) Default in Other Agreements. (i) Failure of Borrower to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $2,500,000 or more beyond the grace period, if any, provided therefor; or (ii) breach or default by Borrower with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of Borrower to perform or comply with any term or condition contained in (i) Section 2.5, Section 5.1(f)(i), Section 5.2 (with respect to the existence of Borrower), Section 5.3, Section 5.15 or Section 6, (ii) Section 5.1 (other than Section 5.1(f)(i) and Section 5.1(q)(iii)), Section 5.6, Section 5.11 or Section 5.15 and such failure under this clause (ii) shall not have been remedied or waived within ten (10) Business Days after the earlier of (x) an officer of Borrower becoming aware of such default, or (y) receipt by Borrower of notice from Administrative Agent or the Requisite Lenders of such default or (iii) Section 5.1(q)(iii) and such failure under this clause (iii) shall not have been

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remedied or waived within thirty (30) Business Days after the earlier of (x) an officer of Borrower becoming aware of such default, or (y) receipt by Borrower of notice from Administrative Agent or the Requisite Lenders of such default; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by Borrower in any Credit Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Borrower shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (x) an officer of Borrower becoming aware of such default, or (y) receipt by Borrower of notice from Administrative Agent or the Requisite Lenders of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; provided that with respect to any Subsidiaries of Borrower constituting 5% of Economic Partnership Capital in the aggregate for all such Subsidiaries, any such event in clause (i) or (ii) shall not constitute a Default or Event of Default; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or admit in writing its inability to pay its debts as such debts

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become due; or the board of directors (or similar governing body) of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); provided that with respect to any Subsidiaries of Borrower constituting 5% of Economic Partnership Capital in the aggregate for all such Subsidiaries, any such event in clause (i) or (ii) shall not constitute a Default or Event of Default; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case an amount in excess of $1,000,000 in the case of Borrower and $2,500,000 in the case of any of its Subsidiaries (in each case, in excess of insurance coverage as to which a solvent and unaffiliated insurance company has not denied coverage in writing) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against Borrower decreeing the dissolution or split up of Borrower and such order shall remain undischarged, unbonded, not dismissed or unstayed for a period in excess of sixty (60) days; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control. Any Change of Control shall occur; or

(l) Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than an immaterial portion thereof) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (ii) Borrower shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m) TFI. TFI shall (i) have any material liabilities (other than (A) Indebtedness substantially all of the net proceeds of which are contributed to or used to purchase Capital Stock of Borrower, (B) liabilities arising under the Credit Documents or in connection with the transactions permitted under the Credit Documents, (C) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence, (D) liabilities related to the ownership of the business of Borrower and its Subsidiaries, including, without limitation, the issuance and incurrence of Contingent Obligations and guaranties in respect of Indebtedness, obligations and

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liabilities of Borrower or any of its Subsidiaries), (ii) own any material assets (other than the Capital Stock of Borrower and its Subsidiaries, cash and Cash Equivalents), or (iii) engage in any material operations or material business (other than (A) the ownership of Borrower and its Subsidiaries and actions reasonably related or incidental thereto, (B) activities and contractual rights related to or incidental to the maintenance of its corporate existence and such ownership, (C) activities permitted pursuant to the terms of the Credit Documents, (D) performance of its obligations under the Credit Documents and the other agreements, instruments and documents evidencing or governing Indebtedness of TFI, (E) the issuance and incurrence of Contingent Obligations and guaranties in respect of Indebtedness, obligations and liabilities of Borrower or any of its Subsidiaries, (F) holding the cash proceeds of any Restricted Junior Payments to the extent permitted by this Agreement, (G) filing tax reports and paying taxes in the ordinary course, (H) preparing reports to Governmental Authorities and to its shareholders, (I) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable law, and (J) issuing dividends and making distributions);

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. Fortress is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Fortress, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and Borrower shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall

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have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Borrower to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

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9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Fund Affiliates owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of Borrower (other than the Obligations) or any Capital Stock of Borrower and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates or Fund Affiliates shall purchase any trade debt or Indebtedness of Borrower (other than the Obligations) or Capital Stock described in clause (i) above without the prior written consent of the Administrative Agent.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in

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any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided further this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Borrower to appoint a successor Administrative Agent and Collateral Agent subject to approval by Borrower (which approval (i) shall not be unreasonably withheld or delayed and (ii) shall not be required during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral

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Agent hereunder to an Affiliate of Fortress without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8. Collateral Documents.

(a) Agents under Collateral Documents. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. In addition, any Lien on any property granted to or held by Collateral Agent under any Credit Document shall be automatically released upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), or. Upon at least two (2) Business Days’ prior written request by Borrower, Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in the immediately preceding sentence.

(b) Right to Realize on Collateral. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

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SECTION 10.	MISCELLANEOUS

10.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Borrower, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided no notice to any Agent shall be effective until received by such Agent.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the Administrative Agent’s reasonable and documented out-of-pocket costs and expenses in connection with the preparation of the Credit Documents (including, without limitation, all reasonable and documented out-of-pocket costs and expense of due diligence) and any consents, amendments, waivers or other modifications thereto; (b) all of its costs of furnishing all opinions by counsel for Borrower and all the reasonable and documented fees, expenses and disbursements of one counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the reasonable and documented out-of-pocket costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of one counsel to the Agents; (d) all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (e) after the occurrence of an Event of Default, all costs and expenses (including, without limitation, the reasonable and documented fees and expenses of one counsel for the Administrative Agent and the Lenders with respect thereto) incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, directors, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified

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Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities (i) to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment, of that Indemnitee (or its Affiliates or any of their respective officers, directors, employees or agents of such Indemnitee or such Indemnitee’s Affiliates) (each, a “related party” of such Indemnitee), (ii) relating to disputes among Indemnitees (other than the Agents in their capacities as such and other than conduct involving Borrower), (iii) are determined by a court of competent jurisdiction to have resulted from a material breach by such Indemnitee or any of its related parties of its obligations under this Agreement, or (iv) that relate to environmental liabilities and are incurred solely following foreclosure by an Agent or following an Agent or any Lender having become the successor-in-interest to Borrower and are attributable to acts of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, Borrower agrees not to assert, and hereby waives, any claim against the Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to Borrower or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of Borrower (in whatever currency) against and on account of the obligations and liabilities of Borrower to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or

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connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, except the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement (i) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, (ii) to enter into additional or supplemental Collateral Documents, and (iii) to release Collateral in accordance with Section 9 of this Agreement and the Collateral Documents.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note of any Lender without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an extension of the scheduled final maturity;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) required by Section 2.11 of any Loan held by any Lender without the written consent of such Lender;

(iii) [Intentionally Reserved.]

(iv) reduce the rate of interest on any Loan held by any Lender (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) without the written consent of such Lender or any fee payable hereunder to any Lender without the written consent of such Lender;

(v) extend the time for payment of any such interest or fees without the written consent of all the Lenders directly affected thereby (it being understood that the waiver of any mandatory prepayment shall not constitute an extension of any time for payment of interest or fees);

(vi) reduce the principal amount of any Loan held by a Lender without the written consent of such Lender;

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(vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided that, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by Borrower of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender; or

(ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

(e) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

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10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Borrower’s rights or obligations hereunder may not be assigned or delegated by Borrower without the prior written consent of all Lenders, and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans, absent manifest error.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i)(a) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the prior written consent of Administrative Agent; provided each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender).

provided, however, notwithstanding the foregoing, (A) such Person shall have been approved by Borrower (which consent shall (x) not be unreasonably withheld or delayed, (y) be deemed to have been given if Borrower has not responded within 10 business days of a request for such consent and (z) not be required during the continuance of an Event of Default), and (B) upon the occurrence and during the continuance of an Event of Default, Eligible Assignee shall be deemed to include any Person with the prior written consent of Administrative Agent.

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(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(f).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of Borrower other than the Obligations or any Capital Stock of Borrower.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a Lender hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a Lender for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter

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as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent, and (ii) a participant shall not be entitled to the benefits of Section 2.19 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Sections 2.19, 2.20 and 2.22 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. Any Lender that sells a participation hereunder shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amount of each participant’s interest in the Loans, Commitments or other Obligations (the “Participant Register”); provided that no Lender shall be required to disclose or share the information contained in such Participant Register with Borrower or any other Person, except as required by law. The entries in the Participant Register shall be conclusive in the absence of manifest error.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve

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Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a Lender or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

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10.11. Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders (as applicable).

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT EACH PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

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10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or Lender pursuant to the requirements hereof in accordance with such Agent’s or Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees and agents, including accountants, legal counsel and other advisors (and to other persons authorized by a Lender or an Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosures to any rating agency when required by it,

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(iv) disclosures to any Lender’s financing sources, (v) disclosures required or requested by any Governmental Authority or representative thereof, the NAIC, any regulatory authority having authority over such Person (including any internal or external self-regulatory authority) or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or such Agent by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (vi) disclosures required by applicable laws or regulations or by any subpoena or similar legal process, provided that unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify Borrower of any such disclosure, and (vii) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing, there shall be no duty to protect the confidentiality of information that: (a) is already in an Agent’s or a Lender’s possession prior to disclosure by Borrower and is not known by such Agent or Lender to be otherwise subject to an obligation of confidentiality to Borrower; (b) becomes available to an Agent or a Lender (as applicable) from a source other than Borrower; provided that such source is not known by such Agent or Lender to be in breach of an obligation of confidentiality to Borrower with respect to such information; (c) is or becomes publicly available (other than as a result of disclosure by an Agent or a Lender in breach of the terms herein); or (d) is independently developed by an Agent or a Lender (as applicable) without reference to the information disclosed by Borrower. Neither any Agent, any Lender nor Borrower shall issue any news releases and/or publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and/or other appropriate media (which may include use of logos of Borrower) except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or other applicable law or (ii) with the prior approval of the Administrative Agent and Borrower, such approval not to be unreasonably withheld, delayed or conditioned.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if

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the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of an original manual executed counterpart of this Agreement.

10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.22. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Credit Document), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between Borrower, on the one hand, and Administrative Agent on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) each of Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any other Person and (ii) none of Administrative Agent or any Lender has any obligation to Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) Administrative Agent and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its

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Affiliates, and neither Administrative Agent nor any Lender has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against each of Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

TIPTREE OPERATING COMPANY, LLC, as Borrower

By:	/s/ Geoffrey Kauffman
	Name:	Geoffrey Kauffman
	Title:	President and Chief Executive Officer

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AGENTS AND LENDERS:

FORTRESS CREDIT CORP.,
as Administrative Agent, Lead Arranger and Collateral Agent

By:	/s/ Glenn P. Cummins
	Name:	Glenn P. Cummins
	Title:	Chief Financial Officer

FORTRESS CREDIT CORP.,
as a Lender

By:	/s/ Glenn P. Cummins
	Name:	Glenn P. Cummins
	Title:	Chief Financial Officer

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APPENDIX A

TO CREDIT AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
FORTRESS CREDIT CORP.	$50,000,000.00	100%

Total	$50,000,000.00	100%

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APPENDIX B

TO CREDIT AGREEMENT

Notice Addresses

Borrower:

c/o Tiptree Operating Company, LLC

780 Third Avenue

New York, New York 10017

Attention: Geoffrey Kauffman

Telecopier: (212) 446-1409

Agents and Lenders:

FORTRESS CREDIT CORP.

as Administrative Agent, Collateral Agent,

Lead Arranger and Lender

Fortress Credit Corp.

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Constantine M. Dakolias, President

Telecopier: (646) 224-8716

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jay M. Ptashek

Telecopier: (212) 446-6460

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